Exhibit 99.1

 Star Gas Partners, L.P. Reports Fiscal 2006 Unaudited Fourth Quarter
       Results; Announces Delay in Filing Fiscal 2006 Form 10-K


    STAMFORD, Conn.--(BUSINESS WIRE)--Dec. 15, 2006--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced unaudited financial results for its fiscal 2006 fourth quarter, a non heating season period, and the twelve months period ended September 30, 2006. The Partnership also announced that it would delay the filing of its annual report on Form 10-K for the fiscal year ended September 30, 2006, as the Partnership is assessing its accounting treatment and disclosures relating to certain derivative transactions under SFAS 133.

    The requirements of SFAS 133 are very complex. If the Partnership determines that it does not meet the requirements of SFAS 133, any resulting adjustments would affect the timing of recognizing unrealized gains and losses. These non-cash adjustments would not impact the economics of the derivative transactions. At this time, the Partnership has not determined if any adjustments are necessary. Should the Partnership determine, after such assessment, that a change to its accounting treatment of derivatives is required, such change may require a restatement of its historical financial statements, including the unaudited results reported today, and the amount of any such restatement may be material. The Partnership does not expect that any such restatement, if required, would have an effect on its liquidity or business.

    The following unaudited financial results of the Partnership for the fourth quarter and fiscal year ended September 30, 2006 do not reflect the impact of the outcome of the Partnership's review of its accounting treatment and disclosures relating to certain derivative transactions.

    For the fiscal 2006 fourth quarter, Star reported a 0.5 percent increase in total revenues to $151.5 million, compared to total revenues of $150.7 million in the year-ago period, as the impact of higher selling prices more than offset an 11.9 percent reduction in home heating oil volume. Selling prices were higher during the quarter due to the increase in the wholesale cost of home heating oil and increased margins on products sold. The home heating oil volume decline was due to net customer attrition and other factors. For the fiscal 2006 fourth quarter, Star lost approximately 5,500 accounts
(net), or 1.2 percent of its home heating oil customer base, as compared to the fiscal 2005 fourth quarter in which Star lost 15,800 accounts (net), or 3.2 percent of its home heating oil customer base.

    Home heating oil per gallon margins for the fiscal 2006 fourth quarter rose by 36.3 cents per gallon, versus the corresponding fiscal 2005 period. During the fourth quarter of fiscal 2006, Star purchased inventory to be delivered in the first quarter of fiscal 2007 to take advantage of the favorable prices in the spot delivery and futures markets that existed at that time. Star hedged the price of the physical product with a short futures position but did not qualify for hedge accounting. In September 2006, the home heating oil market declined by 28 cents per gallon, which resulted in an unrealized mark to market gain on Star's short futures position in fiscal 2006, which reduced product cost of goods sold by $6.4 million, or 21.4 cents per gallon of home heating oil sold for the fiscal 2006 fourth quarter. Conversely, Star's results and per gallon home heating oil margins for the first quarter of fiscal 2007 (when the hedged oil will be delivered) will be reduced by $6.4 million.

    Star's service results improved to a $2.8 million profit in the fiscal 2006 fourth quarter, compared to a profit of $1.1 million for the year-earlier quarter.

    Total operating expenses (delivery, branch, general and administrative) decreased by $10.0 million, or 18.2 percent, to $45.0 million for the fiscal 2006 fourth quarter, as compared to $55.0 million for the prior year's quarter. Operating expenses were favorably impacted by an estimated $0.6 million decrease in certain variable operating expenses related to the decline in home heating oil volume, a $1.6 million reduction in insurance expense, lower bad debt expense of $3.8 million and a $3.1 million decline in legal and professional expenses.

    In the fiscal 2006 fourth quarter, the Partnership's operating loss decreased by $21.5 million, to a $18.5 million loss, as compared to an operating loss of $40.0 million for the fiscal 2005 fourth quarter, due to the reduction in total operating costs (including depreciation and amortization) of $11.0 million, an increase in net service profitability of $1.7 million and an $8.7 million increase in product gross profit.

    For the fiscal 2006 fourth quarter, interest expense decreased $2.4 million to $5.0 million, due to a lower principal amount in total debt outstanding of approximately $111.9 million. Total debt declined due to the Partnership's April 2006 recapitalization.

    For the fiscal 2006 fourth quarter, the net loss decreased by $25.3 million, to a $21.7 million loss, compared to a net loss of $47.0 million for the three months ended September 30, 2005, primarily due to a $21.5 million increase in operating income and lower interest expense of $2.4 million.

    For the fiscal 2006 fourth quarter, the EBITDA loss decreased $20.5 million, to $10.9 million, as compared to an EBITDA loss of $31.4 million for the three months ended September 30, 2005, due to a reduction in total operating expenses of $10.0 million, an increase in service and installation profitability of $1.7 million and an increase in product gross profit of $8.7 million, which includes the mark to market gain of $6.4 million. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to accrue the Minimum Quarterly Distribution until October 1, 2008.

    Star Gas Partners Chief Executive Officer Joseph Cavanaugh, stated, "In the fiscal fourth quarter, we achieved a significant improvement in Star's financial results, highlighted by a 52 percent reduction in the Partnership's operating loss during this non-heating period. We are pleased with the improvement in profit margins, on top of a mark to market hedging gain, as well as the declines in operating and interest expense levels, which enhanced our results. Although net customer attrition continues to have an adverse impact on our business, we are seeing improvements in our customer base by employing a marketing strategy that includes higher minimum profitability standards, reduced advertising spending, and higher customer credit scores. We have also demonstrated a better job over the past year in retaining new homeowners when current heating oil customers move."

    For fiscal 2006, Star achieved a 2.9 percent increase in revenues to $1,296.5 million, compared to $1,259.5 million in fiscal 2005, as increases in selling prices more than offset a decline in product sales due to lower volume.

    During fiscal 2006, home heating oil volume declined 97.4 million gallons, or 20.0 percent, from 487.3 million gallons to 389.9 million gallons due to 11.0 percent warmer temperatures, net customer attrition of 6.6 percent and other factors. For fiscal 2006, Star lost 29,600 accounts (net) or 6.6 percent of its home heating oil customer base, as compared to fiscal 2005 in which Star lost 35,100 accounts
(net) or 7.1 percent of its home heating oil customer base.

    Excluding the impact of weather, we expect that home heating oil volume for the fiscal 2007 first quarter and fiscal 2007 will be substantially less than the comparable period in fiscal 2006 due to net customer attrition, conservation and other factors. In addition, we expect that home heating oil volume for the fiscal 2007 first quarter will be adversely affected by warmer than normal temperatures as from October 1 to December 12, 2006 temperatures in the New York City area, which approximates our geographic areas of operations, were 12% warmer than normal. For the fiscal 2006 first quarter, temperatures in our areas of operations were 2.4% warmer than normal.

    Home heating oil per gallon margins for fiscal 2006 increased by
15.2 cents versus fiscal 2005, due largely to the increase in margins realized on sales to both price protected accounts and variable priced customers. The previously mentioned mark to market gain added 1.6 cents per gallon to fiscal 2006 margins.

    Star's service results improved by $7.2 million in fiscal 2006, as compared to fiscal 2005.

    Total operating expenses (delivery, branch, general and administrative) decreased by $48.9 million, or 17.8 percent, to $226.1 million for fiscal 2006. This decrease was due to lower bridge and financing expenses of $10.9 million, a $6.0 million reduction in marketing expenses, the receipt of $4.4 million in weather insurance proceeds (which lowered operating expenses), a decrease in certain variable operating expenses directly associated with the 20.0 percent decline in home heating oil volume (estimated to be $15.2 million), lower bad debt expense and collection cost of $4.7 million, $3.8 million lower compensation expense related to separation agreements recorded in fiscal 2005 with former executives, a $5.6 million decline in legal expenses related to defending the purported class action lawsuits and exploring financing alternatives in fiscal 2005, $3.3 million less in Sarbanes-Oxley compliance costs and other expense reductions of $1.6 million. These improvements were partially offset by higher director's and officer's liability insurance expense of $0.7 million, $1.4 million of legal and professional expenses incurred in fiscal 2006 relating to the exploration of our financial options, and wage and benefit expenses of $4.4 million.

    For fiscal 2006, operating income increased $131.2 million to $29.4 million, as compared to an operating loss of $101.8 million in fiscal 2005. This increase was due to the non-recurrence during fiscal 2006 of a $67.0 million goodwill impairment charge recorded in fiscal 2005, a $48.9 million decline in branch and general administrative expenses, improvements in service results of $7.2 million, an increase in product gross profit of $5.0 million and $3.1 million of lower depreciation and amortization expense.

    For fiscal 2006, Star recorded a $6.6 million loss on the early redemption and conversion of its 10.25% senior notes in connection with the recapitalization. In fiscal 2005, Star recorded a $42.1 million loss on the early redemption of certain notes in connection with the sale of the propane segment.

    For fiscal 2006, interest expense decreased $9.9 million, or 27.3 percent, to $26.3 million, as compared to $36.2 million for fiscal 2005. This decrease resulted from a lower principal amount in total debt outstanding, including working capital, of approximately $142.5 million, which was offset in part by an increase in the Partnership's weighted average interest rate of 1.2 percent.

    For fiscal 2006, the net loss decreased by $24.3 million, to $1.7 million, as a result of a $177.6 million decrease in the loss from continuing operations and a $4.6 million decline in the loss from discontinued operations in the 2005 fiscal first quarter, which were partially offset by the gains on the sale of discontinued operations recorded in the fiscal 2005 first quarter of $157.6 million.

    For fiscal 2006, EBITDA increased $163.6 million, to $55.2 million, as compared to an EBITDA loss of $108.4 million for fiscal 2005. This increase was due to the 15.2 cents increase in home heating oil gross profit margins ($59.2 million), an improvement in service results of $7.2 million, and a $48.9 million decline in operating expenses, reduced in part by the impact of the reduction in home heating oil volume ($54.3 million). The year-over-year comparison was also favorably impacted by a change in loss on redemption in debt of $35.5 million and the non-recurrence of a $67.0 million goodwill impairment charge recorded in fiscal 2005. EBITDA is a non-GAAP financial measure (see below reconciliation) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations). Management believes this information is of interest to investors as a supplemental measure of the Partnership's operating performance and provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. The Partnership is not required to accrue the Minimum Quarterly Distribution until October 1, 2008.

    REMINDER: Star Gas management will host a conference call and webcast today at 11:00 a.m. (ET). Conference call dial-in is 888/882-0144 or 415/908-4742 (international callers). A webcast is also available at www.star-gas.com/MediaList.cfm and at www.vcall.com

    Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings and by visiting Star's website at www.star-gas.com.

    Forward Looking Information

    This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions or redeploy assets, the impact of litigation, the continuing impact of the business process redesign project and our ability to address issues related to that project, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, customer creditworthiness, and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K/A for the year ended September 30, 2005 and the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (unaudited)

(in thousands)                                 Sept. 30,    Sept. 30,
                                                 2006         2005
                                              -----------  -----------
ASSETS
Current assets
  Cash and cash equivalents                   $   91,121   $   99,148
  Receivables, net of allowances of $6,532
   and $8,433, respectively                       87,393       89,703
  Inventories                                     75,859       52,461
  Prepaid expenses and other current assets       41,507       64,007
                                              -----------  -----------
    Total current assets                         295,880      305,319
                                              -----------  -----------

Property and equipment, net                       42,377       50,022
Long-term portion of accounts receivables          3,513        3,788
Goodwill                                         166,522      166,522
Intangibles, net                                  61,007       82,345
Deferred charges and other assets, net            10,899       15,152
Long-term assets held for sale                     1,010            -
                                              -----------  -----------
  Total Assets                                $  581,208   $  623,148
                                              ===========  ===========

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
  Accounts payable                            $   21,544   $   19,780
  Working capital facility borrowings                  -        6,562
  Current maturities of long-term debt                96          796
  Accrued expenses                                76,441       56,580
  Unearned service contract revenue               36,634       36,602
  Customer credit balances                        73,863       65,287
                                              -----------  -----------
    Total current liabilities                    208,578      185,607
                                              -----------  -----------

Long-term debt                                   174,056      267,417
Other long-term liabilities                       25,249       25,016

Partners' capital (deficit)
  Common unitholders                             213,249      145,194
  Subordinated unitholders                             -       (8,930)
  General partner                                   (188)      (3,949)
  Accumulated other comprehensive income
   (loss)                                        (39,736)      12,793
                                              -----------  -----------
    Total Partners' capital                      173,325      145,108
                                              -----------  -----------

    Total Liabilities and Partners' Capital   $  581,208   $  623,148
                                              ===========  ===========


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)

(in thousands, except per  Three Months Ended    Twelve Months Ended
 unit data)
                              September 30,         September 30,
                           ------------------- -----------------------
                             2006      2005       2006        2005
                           --------- --------- ----------- -----------
Sales:
   Product                 $105,923  $105,412  $1,109,332  $1,071,270
   Installations and
    service                  45,573    45,287     187,180     188,208
                           --------- --------- ----------- -----------
      Total sales           151,496   150,699   1,296,512   1,259,478
Cost and expenses:
   Cost of product           74,674    82,901     819,415     786,349
   Cost of installations
    and service              42,746    44,199     189,214     197,430
   Delivery and branch
    expenses                 41,579    48,173     205,037     231,581
   Depreciation and
    amortization expenses     7,569     8,564      32,415      35,480
   General and
    administrative
    expenses                  3,389     6,825      21,037      43,418
   Goodwill impairment
    loss                          -         -           -      67,000
                           --------- --------- ----------- -----------
      Operating income
       (loss)               (18,461)  (39,963)     29,394    (101,780)
Interest expense             (5,003)   (7,429)    (26,288)    (36,152)
Interest income               1,674     1,348       5,085       4,314
Amortization of debt
 issuance costs                (570)     (612)     (2,438)     (2,540)
Loss on redemption of debt        -         -      (6,603)    (42,082)
                           --------- --------- ----------- -----------
 Loss from continuing
  operations before income
  taxes                     (22,360)  (46,656)       (850)   (178,240)
Income tax expense
 (benefit)                     (681)    2,096         477         696
                           --------- --------- ----------- -----------
 Loss from continuing
  operations                (21,679)  (48,752)     (1,327)   (178,936)
Loss from discontinued
 operations, net of taxes         -         -           -      (4,552)
Gain on sale of
 discontinued operations,
 net of taxes                     -     1,800           -     157,560
                           --------- --------- ----------- -----------
Loss before cumulative
 effect of changes in
 accounting principles      (21,679)  (46,952)     (1,327)    (25,928)
Cumulative effect of
 changes in accounting
 principles - change in
 inventory pricing method         -         -        (344)
                           ------------------------------- -----------
       Net loss            $(21,679) $(46,952) $   (1,671) $  (25,928)
                           =============================== ===========
General Partner's interest
 in net loss               $    (87) $   (422) $      218  $     (234)
                           --------- --------- ----------- -----------
Limited Partners' interest
 in net loss               $(21,592) $(46,530) $   (1,889) $  (25,694)
                           ========= ========= =========== ===========
Basic and Diluted Income
 (loss) per Limited
 Partner Unit:
Continuing operations      $  (0.28) $  (1.35) $    (0.03) $    (4.95)
Discontinued operations           -         -           -       (0.13)
Gain on sale of
 discontinued operations          -      0.05           -        4.36
                           --------- --------- ----------- -----------
 Loss before cumulative
  effect of changes in
  accounting principles       (0.28)    (1.30)      (0.03)      (0.72)
 Cumulative effect of
  changes in accounting
  principles - change in
  inventory pricing method        -         -       (0.01)       0.00
                           --------- --------- ----------- -----------
    Net loss               $  (0.28) $  (1.30) $    (0.04) $    (0.72)
                           =============================== ===========

                           --------- --------- ----------- -----------
Weighted average number of
 Limited Partner units
 outstanding                 75,774    35,844      52,944      35,821
                           ========= ========= =========== ===========


                       SUPPLEMENTAL INFORMATION

    Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

    The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA
                             (unaudited)

                                                 Three Months Ended
                                                   September 30,
                                              ------------------------
(in thousands)                                   2006         2005
                                              -----------  -----------
Income (loss) from continuing operations      $  (21,679)  $  (48,752)
Plus:
    Income tax expense (benefit)                    (681)       2,096
    Amortization of debt issuance costs              570          612
    Interest expense, net                          3,329        6,081
    Depreciation and amortization expense          7,569        8,564
                                              -----------  -----------
           EBITDA                             $  (10,892)  $  (31,399)

Add/(subtract)
    Income tax expense                               681       (2,096)
    Interest expense, net                         (3,329)      (6,081)
    Provision for losses on accounts
     receivable                                     (205)       3,586
    Unrealized (gain)/loss on derivative
     instruments                                  (5,097)       3,466
    Gain on sales of fixed assets, net              (152)         (23)
    Unit compensation expense                          -          (81)
    Change in operating assets and
     liabilities                                  45,202       58,240
                                              -----------  -----------

        Net cash provided by (used in)
         operating activities                 $   26,208   $   25,612
                                              ===========  ===========


                                                 Three Months Ended
                                                   September 30,
                                              ------------------------
                                                 2006         2005
                                              -----------  -----------
Home heating oil gallons sold (millions)            30.2         34.2


                       SUPPLEMENTAL INFORMATION

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       RECONCILIATION OF EBITDA
                             (unaudited)

                                           Twelve Months Ended
                                              September 30,
                                       ----------------------------
(in thousands)                            2006             2005
                                       -----------      -----------
Income (loss) from continuing
 operations                            $   (1,327)      $ (178,936)
Plus:
    Income tax expense (benefit)              477              696
    Amortization of debt issuance
     costs                                  2,438            2,540
    Interest expense, net                  21,203           31,838
    Depreciation and amortization
     expense                               32,415           35,480
                                       -----------      -----------
           EBITDA                      $   55,206 (a)   $ (108,382)(b)

Add/(subtract)
    Income tax expense                       (477)            (696)
    Interest expense, net                 (21,203)         (31,838)
    Provision for losses on accounts
     receivable                             6,105            9,817
    Unrealized (gain)/loss on
     derivative instruments                (4,168)           2,144
    Loss on redemption of debt              6,603           42,082
    Gain on sales of fixed assets, net       (956)             (43)
    Goodwill impairment charge                  -           67,000
    Unit compensation expense                   -           (2,185)
    Change in operating assets and
     liabilities                          (22,746)         (32,814)
                                       -----------      -----------

        Net cash provided by (used in)
         operating activities          $   18,364       $  (54,915)
                                       ===========      ===========

(a) Includes $42.1 million related to early debt redemption and non-cash goodwill impairment charge of $67.0 million.
(b) Includes a net non-cash charge of $6.6 million related to early debt redemption.


                                                Twelve Months Ended
                                                   September 30,
                                              ------------------------
                                                 2006         2005
                                              -----------  -----------
Home heating oil gallons sold (millions)           389.9        487.3


    CONTACT: Star Gas Partners
             Investor Relations, 203-328-7310
             or
             Jaffoni & Collins Incorporated
             Robert Rinderman / Steven Hecht, 212-835-8500
             SGU@jcir.com